Exhibit 99.1

Amwell announces innovation leader as chief product and technology officer

Amazon veteran Dan Zamansky joins company’s executive team

BOSTON, March 3, 2025 — Amwell® (NYSE: AMWL), a leader in technology-enabled care, announced Dan Zamansky, an industry leader in innovation and technology, as the company’s new chief product and technology officer, effective today.

Zamansky will lead the company's product and R&D organizations. He will focus on the comprehensive technology-enabled care platform Amwell offers payers and health systems to provide individuals with better access to more convenient, affordable and effective care. In addition, as more people seek care online and more clinical programs are available, Zamansky will ensure the Amwell platform continues to evolve and provide clients with an integrated future-ready solution.

Zamansky joins Amwell after more than a decade at Amazon, where he held leadership roles in product management, engineering and technology. Zamansky founded and led AWS Health AI, the company’s cloud initiative to democratize access to cutting-edge Artificial Intelligence technology to AWS healthcare and life sciences customers. He also oversaw product and technology teams across initiatives at AWS and Amazon Ads. Zamansky has extensive experience building and scaling platforms that support a variety of customer needs.

“Dan’s proven track record leading global and cross-functional teams responsible for platform services, AI and product management give him the right mix of experience to drive synergies and support Amwell’s path to profitable growth while powering the digital care aspirations of our clients,” said Ido Schoenberg, M.D., chairman and CEO of Amwell. “He has an appreciation for our core platform business and our culture of continuous improvement. Dan will be an excellent addition to our leadership team as we continue to sharpen our operational focus on key priorities, driving efficiencies, optimizing cash flow and delivering profitable growth while pursuing our mission to redefine healthcare delivery through technology-enabled solutions.”

Zamansky succeeds Vaughn Paunovich, who has been with Amwell since 2022. Schoenberg said, “I want to thank Vaughn for his many contributions. He guided Amwell through a time of re-platforming, resulting in a more efficient and effective R&D organization. His partnership, expertise and leadership have been invaluable to our team.”

About Amwell

Amwell offers payers and health systems a single, comprehensive, technology-enabled care platform. We use technology to provide patients with better access to more convenient, affordable and effective care. The Amwell platform includes software and services that power many clinical programs from Amwell and our growing number of partners. Our platform allows patients to experience unified, personalized and simple access to diversified clinical programs across the care continuum. As more people seek care online and more clinical programs become available, we offer integrated, future-ready, consistent solutions. The Amwell platform is proven, operating at a large scale, enabling care for millions of patients and their sponsors while delivering dependable outcomes. For almost two decades, Amwell has proudly served some of the largest and most sophisticated healthcare organizations in the U.S. and worldwide. For more information, visit business.amwell.com or LinkedIn.

Media:

Angela Vogen

Press@amwell.com

Investor:

Sue Dooley

Sue.Dooley@amwell.com